EXHIBIT NO. 99.(e) 1

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This AMENDED AND RESTATED DISTRIBUTION AGREEMENT (the “Agreement”), is made effective as October 24, 2022 (the “Effective Date”), by and between MFS SERIES TRUST XVII, a Massachusetts business trust (the “Trust”) (prior to the Effective Date, the Trust was known as MFS Institutional Trust), on behalf of each series from time to time of the Trust (referred to individually as a “Fund” and collectively as the “Funds”) and MFS FUND DISTRIBUTORS, INC., a Delaware corporation (the “Distributor”);

WHEREAS, the Trust, on behalf of the Fund, and the Distributor, are parties to that certain Distribution Agreement dated June 15, 1994, as amended as of May 2, 2016 (the “Distribution Agreement”); and

WHEREAS, the Distributor and the Trust, on behalf of the Fund, wish to amend and restate the Distribution Agreement effective as of the Effective Date as provided herein.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties hereto agree as follows:

1.            The Trust grants to the Distributor the right, as agent of the Trust, to sell Shares of Beneficial Interest, without par value, of the Funds (the “Shares”) upon the terms herein below set forth during the term of this Agreement. While this Agreement is in force, the Distributor agrees to use its best efforts to find purchasers for Shares.

The Distributor shall have the right, as agent of the Trust, to order from the Trust the Shares needed, but not more than the Shares needed (except for clerical errors and errors of transmission) to fill unconditional orders for Shares placed with the Distributor by dealers, banks or other financial institutions or investors as set forth in the current prospectus and statement of additional information (collectively, the "Prospectus") relating to the Shares. The price which shall be paid to the Trust for the Shares so purchased shall be the net asset value used in determining the public offering price on which such orders were based. The Distributor shall notify the custodian of the Trust, at the end of each business day, or as soon thereafter as the orders placed with it have been compiled, of the number of Shares and the prices thereof which have been ordered through the Distributor since the end of the previous day.

The right granted to the Distributor to place orders for Shares with the Trust shall be exclusive, except that said exclusive right shall not apply to Shares issued in the event that an investment company (whether a regulated or private investment company or a personal holding company) is merged or consolidated with the Trust (or a Fund) or in the event that the Trust (or a Fund) acquires by purchase or otherwise, all (or substantially all) the assets or the outstanding shares of any such company; nor shall it apply to Shares issued by the Trust (or a Fund) as a stock dividend or a stock split. The exclusive right to place orders for Shares granted to the Distributor may be waived by the Distributor by notice to the Trust in writing, either unconditionally or subject to such conditions and limitations as may be set forth in the notice to the Trust. The Trust hereby acknowledges that the Distributor may render distribution and other services to other parties, including other investment companies. In connection with its duties hereunder, the Distributor shall also arrange for computation of performance statistics with respect to the Trust and may arrange for publication of current price information in newspapers and other publications.

2.            The Shares may be sold through the Distributor to dealers, banks and other financial institutions having sales agreements with the Distributor and investors upon the following terms and conditions:

The public offering price, i.e., the price per Share at which the Distributor or dealers, banks or other financial institutions purchasing Shares through the Distributor may sell Shares to the public, shall be the public offering price as set forth in the Prospectus relating to the Shares, including a sales charge (where applicable) not to exceed the amount permitted by Article III, Section 26 of the National Association of Securities Dealers, Inc.’s Rule of Fair Practice, as amended from time to time. The Distributor shall retain the sales charge (where applicable) less any applicable dealer or comparable discount. If the resulting public offering price does not come out to an even cent, the public offering price shall be adjusted to the nearer cent. In addition, the Trust agrees that the Distributor may impose certain contingent deferred sales charges (where applicable) in connection with the redemption of Shares, not to exceed 6% of the net asset value of Shares, and the Distributor shall retain (or receive from the Trust, as the case may be) all such contingent deferred sales charges.

The Distributor may place orders for Shares at the net asset value for such Shares (as established pursuant to paragraph 1 above) on behalf of such purchasers and under such circumstances as the Prospectus describes, provided that such sales comply with Rule 22d-l under the Investment Company Act of 1940 or any exemptive order granted by the Securities and Exchange Commission. The Distributor may also place orders for Shares at net asset value on behalf of persons reinvesting the proceeds of the redemption or resale of Shares or shares of other investment companies for which the Distributor or its affiliate acts as distributor or as otherwise provided in the Prospectus.

The net asset value of Shares shall be determined by the Trust or by an agent of the Trust, as of the close of regular trading of the New York Stock Exchange on each business day on which said Exchange is open, in accordance with the method set forth in the governing instruments (as hereinafter defined) of the Trust. The Trust may also cause the net asset value to be determined in substantially the same manner or estimated in such manner and as of such other hour or hours as may from time to time be agreed upon in writing by the Trust and Distributor. The Trust shall have the right to suspend the sale of Shares if, because of some extraordinary condition, the New York Stock Exchange shall be closed, or if conditions obtaining during the hours when the Exchange is open render such action advisable, or for any other reasons deemed adequate by the Trust.

3.            The Trust agrees that it will, from time to time, take all necessary action to register the offering and sale of Shares under the Securities Act of 1933, as amended (the “Act”), and applicable state securities laws.

The Distributor shall be an independent contractor and neither the Distributor nor any of its directors, officers or employees as such, is or shall be an employee of the Trust. It is understood that Trustees, officers and shareholders of the Trust are or may become interested in the Distributor, as Directors, officers and employees, or otherwise and that Directors, officers and employees of the Distributor are or may become similarly interested in the Trust and that the Distributor may be or become interested in the Trust as a shareholder or otherwise. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

4.            The Distributor covenants and agrees that, in selling Shares, it will use its best efforts in all respects duly to conform with the requirements of all state and federal laws and the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the “NASD”) relating to the sale of Shares, and will indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any person’s acquiring any Shares, which may be based upon the Act or any other statute or common law, on account of any wrongful act of the Distributor or any of its employees (including any failure to conform with any requirement of any state or federal law or the Rules of Fair Practice of the NASD relating to the sale of Shares) or on the ground that the registration statement or Prospectus, as from time to time amended and supplemented, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, unless any such act, statement or omission was made in reliance upon information furnished to the Distributor by or on behalf of the Trust, provided, however, that in no case (i) is the indemnity of the Distributor in favor of any person indemnified to be deemed to protect the Trust or any such person against any liability to which the Trust or any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its or his duties or by reason of its or his reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or such person, as the case may be, shall have notified the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Trust or upon such person (or after the Trust or such person shall have received notice of such service on any designated agent), but failure to notify the Distributor of any such claim shall not relieve it from any liability which it may have to the Trust or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Distributor shall be entitled to participate, at its own expense, in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if the Distributor elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Trust, or to its officers or Trustees, or to any controlling person or persons, defendant or defendants in the suit. In the event that the Distributor elects to assume the defense of any such suit and retain such counsel, the Trust or such officers or Trustees or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them, but, in case the Distributor does not elect to assume the defense of any such suit, it shall reimburse the Trust and such officers and Trustees or controlling person or persons, defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by them. The Distributor agrees promptly to notify the Trust of the commencement of any litigation or proceedings against it in connection with the issue and sale of any Shares.

Neither the Distributor nor any other person is authorized to give any information or to make any representation on behalf of the Trust, other than those contained in the registration statement or Prospectus filed with the Securities and Exchange Commission under the Act (as said registration statement or Prospectus may be amended or supplemented from time to time), covering the Shares or other than those contained in periodic reports to shareholders of the Trust.

5.	The Trust will pay, or cause to be paid -

(i)            all costs and expenses of the Trust, including fees and disbursements of its counsel, in connection with the preparation and filing of any required registration statement or Prospectus under the Act covering Shares and all amendments and supplements thereto and any notices regarding the registration of shares, and preparing and mailing to shareholders Prospectuses, statements and confirmations and periodic reports (including the expense of setting up in type any such registration statement, Prospectus or periodic report);

(ii)            the expenses (including auditing expenses) of qualification of the Shares for sale, and, if necessary or advisable in connection therewith, of qualifying the Trust as a dealer or broker, in such states as shall be selected by the Distributor and the fees payable to each such state with respect to shares sold and for continuing the qualification therein until the Distributor notifies the Trust that it does not wish such qualification continued;

(iii)            the cost of preparing temporary or permanent certificates for Shares;

(iv)            all fees and disbursements of the transfer agent of the Trust;

(v)            the cost and expenses of delivering to the Distributor at its office in Boston, Massachusetts, all Shares sold through it as Distributor hereunder; and

(vi)            all the federal and state issue and/or transfer taxes payable upon the issue by or (in the case of treasury Shares) transfer from the Trust of any and all Shares purchased through the Distributor hereunder.

The Distributor agrees that, after the Prospectus and periodic reports have been set up in type, it will bear the expense (other than the cost of mailing to shareholders of the Trust) of printing and distributing any copies thereof which are to be used in connection with the offering of Shares to dealers, banks or other financial institutions or investors. The Distributor further agrees that it will bear the expenses of preparing, printing and distributing any other literature used by the Distributor or furnished by it for use by dealers, banks or other financial institutions in connection with the offering of the Shares for sale to the public and any expenses of advertising in connection with such offering. The Distributor will also bear the expense of sending confirmations and statements to dealers, banks and other financial institutions having sales agreements with the Distributor. Nothing in this paragraph 5 shall be deemed to prohibit or conflict with any payment by the Trust or any Fund to the Distributor pursuant to any Distribution Plan adopted and in effect pursuant to Rule 12b-1 under the Investment Company Act of 1940.

6.            The Trust hereby authorizes the Distributor to repurchase, upon the terms and conditions set forth in written instructions given by the Trust to the Distributor from time to time, as agent of the Trust and for its account, such Shares as may be offered for sale to the Trust from time to time; provided the Distributor shall have the right, as stated above in paragraph 2 of this Agreement, to retain (or receive from the Trust, as the case may be) a deferred sales charge not to exceed 6% of the net asset value of the Shares so repurchased.

(a)            The Distributor shall notify in writing the Custodian of the Trust, at the end of each business day, or as soon thereafter as the repurchases have been compiled, of the number of Shares repurchased for the account of the Trust since the last previous report, together with the prices at which such repurchases were made, and upon the request of any officer or Trustee of the Trust shall furnish similar information with respect to all repurchases made up to the time of the request on any day.

(b)            The Trust reserves the right to suspend or revoke the foregoing authorization at any time. Unless otherwise stated, any such suspension or revocation shall be effective forthwith upon receipt of notice thereof by an officer of the Distributor, by telegraph or by written notice from the Trust. In the event that the authorization of the Distributor is, by the terms of such notice, suspended for more than twenty-four hours or until further notice, the authorization given by this paragraph 6 shall not be revived except by action of a majority of the members of the Board of Trustees of the Trust.

(c)            The Distributor shall have the right to terminate the operation of this paragraph 6 upon giving to the Trust thirty days’ written notice thereof.

(d)            The Trust agrees to authorize and direct the Custodian to pay, for the account of the Trust, the purchase price of any Shares so repurchased against delivery of the certificates, if any, in proper form for transfer to the Trust or for cancellation by the Trust.

(e)            The Distributor shall receive no commission in respect of any repurchase of Shares under the foregoing authorization and appointment as agent, except in connection with contingent deferred sales charge as provided in the current Prospectus relating to the Shares.

(f)            The Trust agrees to reimburse the Distributor, from time to time upon demand, for any reasonable expenses incurred in connection with the repurchase of Shares pursuant to this paragraph 6.

7.            If, at any time during the existence of this Agreement, the Trust shall deem it necessary or advisable in the best interests of the Trust that any amendment of this Agreement be made in order to comply with the recommendations or requirements of the Securities and Exchange Commission or other governmental authority or to obtain any advantage under Massachusetts, any state, or federal tax laws, it shall notify the Distributor of the form of amendment which it deems necessary or advisable and the reasons therefor. If the Distributor declines to assent to such amendment, the Trust may terminate this Agreement forthwith by written notice to the Distributor without payment of any penalty. If, at any time during the existence of this Agreement, upon request by the Distributor, the Trust fails (after a reasonable time) to make any changes in its governing instruments or in its methods of doing business which are necessary in order to comply with any requirements of federal or state laws or regulations, laws or regulations of the Securities and Exchange Commission or of a national securities association of which the Distributor is or may be a member, relating to the sale of Shares, the Distributor may terminate this Agreement forthwith by written notice to the Trust without payment of any penalty.

8.            The Distributor agrees that it will not take any long or short positions in the Shares except as permitted by paragraphs 1 and 6 hereof. Whenever used in this Agreement, the term “governing instruments” shall mean the Declaration of Trust and the By-Laws of the Trust, as from time to time amended.

9.            This Agreement shall become effective as of the Effective Date and shall continue in force until August 1, 2023 on which date it will terminate unless its continuance after August 1, 2023, is specifically approved at least annually (i) by the vote of a majority of the Board of Trustees of the Trust who are not interested persons of the Trust or of the Distributor at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust. The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations thereunder.

This Agreement may be terminated as to any Fund at any time by either party without payment of any penalty on not more than sixty days’ or less than thirty days’ written notice to the other party.

10.            This Agreement shall automatically terminate in the event of its assignment.

11.            The terms “vote of a majority of the outstanding voting securities”, “interested person” and “assignment” shall have the respective meanings specified in the Investment Company Act of 1940 and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

12.            This Agreement shall be governed by the laws of The Commonwealth of Massachusetts.

13.            A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The Distributor acknowledges that the obligations of or arising out of this instrument are not binding upon any of the Trust’s trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust. If this instrument is executed by the Trust on behalf of one or more series of the Trust, the Distributor further acknowledges that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trust has executed this instrument. If the Trust has executed this instrument on behalf of more than one series of the Trust, the Distributor also agrees that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the Distributor agrees not to proceed against any series for the obligations of another series.

14.            Forum Selection. Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns must be brought and determined in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts (and may not be brought or determined in any other forum or jurisdiction), and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the sole and exclusive jurisdiction of the aforesaid courts.

15.            No Third Party Beneficiary. This agreement does not and is not intended to confer any rights or remedies upon any person other than the parties to this Agreement; there are no third-party beneficiaries of this Agreement, including but not limited to shareholders of each Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

MFS SERIES TRUST XVII*

On behalf of: MFS International Equity Fund**

By:	Christopher Bohane
Name:	Christopher Bohane
Title:	Assistant Secretary and Assistant Clerk

*Prior to the Effective Date, the Trust was named MFS Institutional Trust

**Prior to the Effective Date, MFS International Equity Fund was named MFS Institutional International Equity Fund

MFS FUND DISTRIBUTORS, INC.

By:	Michael Keenan
Name:	Michael Keenan
Title:	President